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                                                                       EXHIBIT 5

January 28, 2002

SonicWALL, Inc.
1160 Bordeaux Drive
Sunnyvale, California 94089

                     Re: Registration Statement on Form S-8

Ladies and Gentlemen:


     We refer to Registrant's registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,662,291 shares of Common Stock under the SonicWALL, Inc. 1998 Stock Option Plan, (ii) 2,400,000 shares of Common Stock under the Stock Option Agreement for Cosmo Santullo, (iii) 250,000 shares of Common Stock under the RedCreek Communications, Inc. 2001 Stock Option Plan and (iv) 53,500 shares of Common Stock under Individual Written Compensation Agreements with SonicWALL.

     We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the SonicWALL, Inc. 1998 Stock Option Plan, Stock Option Agreement for Cosmo Santullo, RedCreek Communications, Inc. 2001 Stock Option Plan and such Individual Written Compensation Agreements, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Gunderson Dettmer Stough Villeneuve
                                          Franklin & Hachigian, LLP